CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 of our reports dated October 24, 1996, included in Ruddick Corporation and subsidiaries' Form 10-K for the year ended September 29, 1996 and to all references to our Firm included in this registration statement.



Charlotte, North Carolina,
February 27, 1997

ARTHUR ANDERSEN, LLP